                                                                 EXHIBIT (15)(d)


                              RULE 12b-1 AGREEMENT
                       RIVERSIDE CAPITAL MONEY MARKET FUND
                          RIVERSIDE CAPITAL EQUITY FUND
                     RIVERSIDE CAPITAL FIXED INCOME FUND AND
             RIVERSIDE CAPITAL TENNESSEE MUNICIPAL OBLIGATIONS FUND


         This Agreement is made as of this 1st day of October, 1993, between National Bank of Commerce (the "Bank"), and The Winsbury Company Limited Partnership ("Winsbury"), the Distributor of shares of beneficial interest ("Shares") of Riverside Capital Money Market Fund, Riverside Capital Equity Fund, Riverside Capital Fixed Income Fund and Riverside Capital Tennessee Municipal Obligations Fund (the "Funds"), four series of The Sessions Group (the "Group"). In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

         1. Winsbury hereby appoints the Bank to render administrative and shareholder support services to each Fund and its shareholders. Administrative and shareholder support services may include, but are not limited to, providing office space, equipment, telephone facilities and various personnel including clerical, supervisory and computer, as is necessary or beneficial to establish and maintain shareholder accounts and records; process purchase and redemption transactions; process automatic investments of client account cash balances; answer routine client inquiries regarding each Fund; assist clients in changing dividend option, account designations and addresses; and providing such other services as the Group, on behalf of any of the Funds, or Winsbury may reasonably request. The Bank represents that it is willing and possesses legal authority to provide the services contemplated by this Agreement without violation of applicable laws (including the Glass-Steagall Act) and regulations.

         2. The Bank shall provide such security as is necessary to prevent unauthorized use of computer facilities. The Bank agrees to release, indemnify and hold harmless each Fund, Winsbury and the Funds' custodian from any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by the Bank, its officers, employees or agents regarding the purchase, redemption, transfer or registration of Shares for accounts of the Bank, its clients and shareholders. Principals of the Bank will be available to consult from time to time with Winsbury concerning administration and performance of the services contemplated by this Agreement.

         3. Winsbury will pay such fees as are set forth in Exhibit A hereto. The Bank represents and acknowledges (i) that the Department of Labor views the Employee Retirement Income Security Act of 1974 ("ERISA") as prohibiting fiduciaries of discretionary ERISA assets from receiving and retaining administrative service fees or other compensation with respect to such discretionary ERISA assets from funds in which the fiduciary's discretionary ERISA assets are invested, (ii) to date, the Department of Labor has not issued any exemptive order or advisory opinion that would exempt fiduciaries from this interpretation, (iii) without specific authorization from the Department of Labor, fiduciaries should carefully avoid investing discretionary ERISA assets in any fund pursuant to an arrangement where the fiduciary is to be compensated by the fund for such investment of discretionary ERISA assets, (iv) receipt and retention of such compensation could violate ERISA provisions against fiduciary self-dealing and conflict of interest and could subject the fiduciary to substantial penalties, and (v) discretionary ERISA assets are employee benefit plan assets with respect to which a person directly or indirectly renders investment advice, or has the authority or responsibility to do so, or with respect to the management of such assets, the person has discretionary authority or responsibility. The Bank represents and agrees with Winsbury and the Funds that its investments in each Fund's Shares will be made in accordance with ERISA, and any similar laws or regulations, including, but not limited to, Prohibited Transaction Class Exemption 77-4, as may be modified, supplemented or superseded from time to time.

         4. The Bank and Winsbury each acknowledge that either party may enter into similar agreements with others without the consent of the other party.

         5. The Bank shall prepare such quarterly reports for Winsbury as shall reasonably be requested by Winsbury.

         6. In no transaction shall the Bank have any authority whatever to act as Winsbury's agent or as agent for any of the Funds.

         7. No person is authorized to make any representations concerning the Funds or their Shares except those contained in the current prospectus of the Funds and any such information as may be officially designated as information supplemental to the prospectus.

         8. This Agreement is a related agreement under the Group's Distribution and Shareholder Service Plan (the "Plan").

         9. This Agreement may be terminated at any time as to a Fund, without the payment of any penalty by the vote of a majority of the members of the Board of Trustees of the Group who are not interested persons of the Group and have no direct or indirect financial interest in the operation of the Plan or in any related agreements to the Plan ("Disinterested Trustees") or by a majority of the outstanding voting securities of the Group on not more than sixty (60) days written notice to the parties to this Agreement.

         10. This Agreement will terminate automatically in the event of its assignment as defined in the Investment Company Act of 1940, or upon the termination of the Distribution Agreement between the Group and Winsbury.


                                                 NATIONAL BANK OF COMMERCE
                                                 One Commerce Square
                                                 Memphis, Tennessee 38150


Dated:  October 1, 1993                          By /s/ Paul Calame
                                                    ----------------------------
                                                    Authorized Signature

                                                    Senior Vice President
                                                    ----------------------------
                                                    Title


                                                 THE WINSBURY COMPANY LIMITED
                                                 PARTNERSHIP
                                                 1900 East Dublin-Granville Road
                                                 Columbus, Ohio 43229

Dated:  October 1, 1993                          By The Winsbury Corporation,
                                                    General Partner


                                                    By /s/ Kenneth B. Quintenz
                                                       -------------------------
                                                       Authorized Signature

                                                       Senior Vice President
                                                       -------------------------
                                                       Title

                       RIVERSIDE CAPITAL MONEY MARKET FUND
                          RIVERSIDE CAPITAL EQUITY FUND
                     RIVERSIDE CAPITAL FIXED INCOME FUND AND
             RIVERSIDE CAPITAL TENNESSEE MUNICIPAL OBLIGATIONS FUND


                     EXHIBIT A TO RULE 12b-1 AGREEMENT WITH
              THE WINSBURY COMPANY LIMITED PARTNERSHIP ("WINSBURY")


         With respect to each Fund, Winsbury will pay the Bank, a monthly fee computed at the annual rate of 0.25% of the average aggregate net asset value of shares of that Fund held during the period in the accounts for which the Bank provides services under the Rule 12b-1 Agreement.

         For the monthly period in which the Rule 12b-1 Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Rule 12b-1 Agreement is in effect during the period.